Exhibit 10.3

THE WASHINGTON POST COMPANY

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Section 1. Purpose. The Washington Post Company Supplemental Executive Retirement Plan (the “Plan”) is an unfunded plan established for the purpose of providing deferred compensation for a select group of management or highly compensated employees, as referred to in Sections 201(a)(2), 301(a)(3) and 401(a)(1) of ERISA, in order to induce employees of outstanding ability to join or continue in the employ of the Company or an Affiliate of the Company and to increase their efforts for its welfare by providing them with supplemental benefits notwithstanding the limitations imposed by the Internal Revenue Code on retirement and other benefits from tax qualified plans.

This Plan is strictly a voluntary undertaking on the part of the Company and shall not be deemed to constitute a contract of employment or part of a contract between the Company and any employee or any employee of an Affiliate, nor shall it be deemed to give any employee the right to be retained in the employ of the Company or an Affiliate, as the case be made, or to interfere with the right of the Company or an Affiliate, as the case may be, to discharge any employee at any time, nor shall this Plan interfere with the right of the Company or an Affiliate, as the case may be, to establish the terms and conditions of employment of any employee.

Benefits under this Plan shall be payable solely from the general assets of the Company and participants herein shall not be entitled to look to any source for payment of such benefits other than the general assets of the Company.

The Plan is hereby amended and restated for the purpose of complying with § 409A of the Internal Revenue Code (“§ 409A”) and for the purpose of making certain administrative amendments. It is the intent of the Company that all benefits under the Plan shall either be exempt from § 409A or compliant with § 409A, and any ambiguity under the Plan shall be interpreted, to the extent possible, consistently with that objective. To the extent necessary to comply with § 409A, the provisions of this restated document shall be

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effective January 1, 2005. With respect to a Participant who terminated employment before January 1, 2005, any benefits payable hereunder shall be based on the terms of the Plan in effect on such termination of employment, and not on the terms of this amendment and restatement.

Section 2. Definitions. As used in this Plan, the following words shall have the following meanings:

(a) “Actuarial Equivalent” (or any similar term, whether or not capitalized) shall, except as otherwise provided herein, be determined using the actuarial assumptions specified in the Retirement Plans for such purpose, but taking into account any amendments to such actuarial assumptions to comply with the Pension Protection Act of 2006, even if such amendment has not yet been adopted.

(b) “Actual Salary” means the regular basic compensation paid or payable to an employee during a calendar year by the Company or an Affiliate (including tax-deferred contributions, otherwise payable to an employee, elected by the employee under any Savings Plan and including earnings not payable by application of a salary reduction election made pursuant to Section 125 of the Internal Revenue Code), but excluding any other items of compensation such as (i) bonuses and commissions, (ii) overtime, (iii) transportation benefit plan deferrals, (iv) compensation under the terms of the long-term component of the Incentive Compensation Plan of the Company paid during such Plan Year, (v) Workers’ Compensation, (vi) amounts paid by the Company for insurance, retirement or other benefits, (vii) contributions or payments made by the Company or an Affiliate (other than tax-deferred contributions elected by the employee) under any Retirement Plan, any Savings Plan, this Plan or other benefits, or (viii) dismissal or other payments made to an employee as a result of termination of employment. The Actual Salary of an employee will include any payment made under any short-term disability income plan of the Company or an Affiliate.

(c) “Affiliate” means any corporation (other than the Company) 50% or more of the outstanding stock of which is directly or indirectly owned by the Company and any unincorporated trade or business which is under common control with the Company as determined in accordance with Section 414(c) of the Internal Revenue Code and the regulations issued thereunder.

(d) “Applicable Percentage” shall have the meaning set forth in Section 4.

(e) “Committee” means the Compensation Committee of the Board of Directors of the Company.

(f) “Company” means The Washington Post Company, a Delaware corporation, and any successors in interest thereto. Where required by context the term Company will include Affiliates.

(g) “Compensation” means the Actual Salary of an employee plus, starting in 1988, bonuses awarded under the annual component of the Incentive Compensation Plan of the Company during a calendar year by the Company or an Affiliate. Bonuses (other than “Special Annual Incentive Awards”) awarded under the annual component of the Incentive Compensation Plan of the Company will be considered as part of Compensation for the year in which they are paid to the Employee, or would otherwise be paid but for the Employee’s election to defer receipt of payment under the Company’s Deferred Compensation Plan.

(h) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(i) “Executive Participant” means an employee of the Company or an Affiliate recommended by the Company’s senior management and designated a participant in this Plan by the Committee, who is within the category of a select group of management or highly compensated employees as referred to in Sections 201(a)(2), 301(a)(3) and 401(a)(1) of ERISA for any Plan Year and who either holds or held the office of a Vice President of the Company or an Affiliate or any office senior thereto or a position of equivalent responsibility or importance, during the current Plan Year or the prior Plan Year, and was covered under the Company’s long-term component of the Incentive Compensation Plan or any successor programs. An Executive Participant shall be designated as being eligible to participate in Section 3 benefits or Section 4 benefits or both as determined in the sole discretion of the Committee.

(j) “415 Limitations” means Retirement Plan and Savings Plan provisions adopted pursuant to Section 415 of the Internal Revenue Code to limit (i) annual Retirement Plan benefits pursuant to Section 415(b) thereof, and (ii) annual additions to a Savings Plan pursuant to Section 415(c) thereof.

(k) “401(a)(17) Limitations” means Retirement Plan and Savings Plan provisions adopted pursuant to Section 401(a)(17) of the Internal Revenue Code to limit earnings considered for purposes of computing Retirement Plan benefits and Savings Plan contributions.

(l) “Investment Election” means an election made by the Executive Participant selecting the investment credit factor(s) that will be applicable to the Executive Participant’s Supplemental Savings Account. The Committee shall determine the manner in which Investment Elections may be made and the frequency with which such elections may be prospectively changed.

(m) “Kaplan Key Employee Participant” means an Executive Participant or a Key Employee Participant with respect to such employee’s years of Service with Kaplan, Inc. or an affiliate of Kaplan, Inc.

(n) “Key Employee Participant” means an employee of the Company or an Affiliate recommended by the Company’s senior management and designated a participant in this Plan by the Committee, who is within the category of a select group of management or highly compensated employees as referred to in Sections 201(a)(2), 301(a)(3) and 401(a)(1) of ERISA for any Plan Year and who holds or held a key position during the current Plan Year or the prior Plan Year. A Key Employee Participant shall be designated as being eligible to participate in Section 3 benefits as determined in the sole discretion of the Committee.

(o) “Normal Retirement Date” means the first day of the calendar month following the month in which a person’s 65th birthday occurs.

(p) “Participant” means an Executive Participant or a Key Employee Participant, as applicable.

(q) “Plan Year” means the calendar year.

(r) “Retirement Plans” means The Retirement Plan for Washington Post Companies, The Washington Post Washington-Baltimore Newspaper Guild Retirement Income Plan and such other tax qualified, defined benefit retirement plans as may be sponsored by the Company or its Affiliates and designated for inclusion hereunder by the Committee.

(s) “Savings Plan” means The Washington Post Tax Deferral and Savings Plan, Post-Newsweek Stations, Inc. Tax Deferred Savings Plan, The Employees’ Savings Plan of Newsweek, Inc., The Savings and Retirement Plan of Affiliated Post Companies and such other tax qualified savings and profit-sharing plans as may be sponsored by the Company or its Affiliates and designated for inclusion hereunder by the Committee.

(t) “Service” means the period of employment by the Company or an Affiliate (excluding both service prior to the time an Affiliate became such and service after the time an Affiliate is no longer such, except to the extent required by Section 414(a) of the Code and the regulations promulgated thereunder).

(u) “Supplemental Retirement Benefit” shall have the meaning set forth in Section 3.

(v) “Supplemental Retirement Benefit Cash Balance Account” means the Supplemental Retirement Benefit applicable to a Participant who is covered by the Cash Balance provisions of the Retirement Plan.

(w) “Supplemental Basic Contributions,” “Supplemental Savings Account” and “Supplemental Savings Award” shall have the meanings set forth in Section 4.

(x) “Surviving Spouse” means the surviving husband or wife of an employee of the Company or an Affiliate, who has been married to the employee throughout the one-year period ending on the date of the death of such employee.

(y) “Termination” (relating to termination of service or termination of employment) shall mean a separation from service in accordance with § 409A and the regulations thereunder. A separation from service will be deemed to occur at any time that an employee and the Company reasonably anticipate that the bona fide level of services the employee will perform (whether as an employee or an independent contractor) will be permanently reduced to a level that is less than 50 percent of the average level of bona fide services the employee performed during the immediately preceding 36 months (or the entire period the employee has provided services if the employee has been providing services to the employer less than 36 months).

(z) “Vesting Year” means each calendar year in which a Participant has at least 1,000 hours of Service with the Company or an Affiliate. Except as provided for in the applicable schedule of the applicable Retirement Plan, service with a predecessor company prior to becoming an Affiliate will not be counted in calculating Vesting Years. In addition, a pro-rata portion of a year shall be counted as a partial Vesting Year in the first and last year of service to the extent such portion of the year is counted in the applicable schedule of the applicable Retirement Plan.

Section 3. Supplemental Retirement Benefits.

(a) (i) Each designated person (other than a Kaplan Key Employee Participant with respect to years of Service with Kaplan or a Kaplan affiliate), who is an Executive Participant as of December 3, 1993, or becomes an Executive Participant or a Key Employee Participant after December 3, 1993, for purposes of being eligible to receive benefits under this Section and has ten or more Vesting Years upon termination of Service and to whom benefits become payable under any of the Retirement Plans, shall be paid a supplemental annual retirement benefit (the “Supplemental Retirement Benefits”) under this Plan equal in amount to the difference between (i) the aggregate annual benefits paid to such person under the Retirement Plans and (ii) the aggregate annual benefits that would be payable to such person under the Retirement Plans if the 415 and 401(a)(17) Limitations were not contained therein (the “Unrestricted Benefit”). If such a Participant’s

Surviving Spouse is entitled to and is receiving a spouse’s benefit under any of the Retirement Plans, the Surviving Spouse shall be paid a benefit hereunder equal to the difference between (i) the aggregate spouse’s benefits payable to such Surviving Spouse under the Retirement Plans and (ii) the aggregate spouse’s benefit that would be payable to such Surviving Spouse under the Retirement Plans if the 415 and 401(a)(17) Limitations were not contained therein (the “Unrestricted Spouse’s Benefit”).

(ii) Each designated person, who is a Kaplan Key Employee Participant for purposes of being eligible to receive benefits under this Section and has ten or more Vesting Years upon termination of Service and to whom benefits become payable under any of the Retirement Plans, shall be paid a Supplemental Retirement Benefit under this Plan for his or her years of Service with Kaplan equal in amount to the difference between (i) the Unrestricted Benefit calculated as if he or she were covered by the TWPC Retirement Benefit Schedule of The Retirement Plan for Washington Post Companies during his or her years of Service with Kaplan and (ii) the “Kaplan Qualified Benefit” which shall be the aggregate annual benefit (payable in the form of a life annuity) related to his or her years of Service with Kaplan payable to such person under the Kaplan Cash Balance Retirement Benefits Schedule of The Retirement Plan for Washington Post Companies. If such a Kaplan Key Employee Participant’s Surviving Spouse is entitled to and is receiving a spouse’s benefit thereunder, the Surviving Spouse shall be paid a benefit hereunder equal to the difference between (i) the Unrestricted Spouse’s Benefit payable as if the Kaplan Key Employee Participant had been covered under the TWPC Retirement Benefits Schedule to The Retirement Plan for Washington Post Companies and (ii) the Kaplan Qualified Benefit, which in this case shall be the aggregate spouse’s benefit payable in the form of a life annuity to such Surviving Spouse under the Kaplan Cash Balance Retirement Benefits Schedule of The Retirement Plan for Washington Post Companies.

(iii) For purposes of calculating the Supplemental Retirement Benefit or the Surviving Spouse’s benefit hereunder for (i) an Executive Participant or the Surviving

Spouse of an Executive Participant, or (ii) a Kaplan Key Employee Participant or the Surviving Spouse of a Kaplan Key Employee Participant with respect solely to years of Service at Kaplan, Inc. or any affiliate of Kaplan, Inc., as the case may be, Compensation rather than Actual Salary will be used.

(iv) Notwithstanding the above, effective January 1, 2008, except as specifically provided otherwise, benefits under this section 3 shall be determined without regard to any window benefit (specifically, as if the Retirement Plans did not have the window benefit). A window benefit for this purpose is an additional or enhanced benefit in the Retirement Plans that is available only to participants who terminate or retire during a specified period of time, not to exceed one year.

(v) The Company shall have the authority to amend the Plan to include window benefits approved after January 1, 2008. The authority to include such window benefits shall be delegated to the same individual, committee or other governing body as the authority to approve the window benefit in the Retirement Plans; provided however that, if such amendment is not approved by the Compensation Committee of the Board of Directors, the present value of the window benefit in the Plan shall not exceed the present value of the benefit that would be provided if Section 3(a)(iv) were deleted.

(vi) In the case of a Participant who elects to participate in the window benefit described in notices as the Newsweek, Inc. Voluntary Incentive Retirement / Resignation Program offered in the first half of 2008 (the “2008 VIRRP”), such Participant’s Supplemental Retirement Benefits shall be determined and paid in accordance with the modifications in this paragraph (vi). The terms of the Retirement Plans, including the 2008 VIRRP, shall be used in determining the Participant’s Supplemental Retirement Benefits. The Participant’s Supplemental Retirement Benefits shall be paid as follows.

(1) The portion of the Supplemental Retirement Benefits attributable to the Improved Retirement Benefits (as described in the Newsweek, Inc. Notice of Voluntary Incentive Retirement / Resignation Program, hereinafter referred to as the “Notice”) shall be paid in accordance with Section 3(b)(iv) hereof, provided however that if the earliest possible commencement date of the Improved Retirement Benefit in the Retirement Plans is earlier than the presumptive retirement date in Section 3(b)(iv) hereof, then the terms of payment of the monthly benefit described in this Section 3(a)(vi)(1) shall be modified as follows. First, the presumptive retirement date shall be such earliest benefit commencement date as specified in the Retirement Plans. Second, the actual commencement date shall be the later of (A) the first day of the seventh month following termination of employment, or (B) January 1, 2009. Notwithstanding the above, if the earliest possible commencement date of the Improved Retirement Benefit in the Retirement Plans is the same as the presumptive retirement date in Section 3(b)(iv) hereof, the actual commencement date shall not be earlier than January 1, 2009.

(2) The portion of the Supplemental Retirement Benefits attributable to the Special Retirement Incentive Payment (as described in the Notice) shall be paid in a single lump sum within 31 days after the Participant’s termination of employment under the 2008 VIRRP (which, solely for this purpose shall not be “separation from service,” but, instead shall be termination of employment for purposes of the Retirement Plans) but in no event later than January 31, 2009. Notwithstanding the above, for Angelo Rivello the portion of the Supplemental Retirement Benefits attributable to the Special Retirement Incentive Payment shall be payable as an actuarially equivalent annuity in the form specified in Section 3(b)(iv) hereof and commencing on the first day of the month that is on or after the Participant’s retirement under the 2008 VIRRP, and provided further that any monthly payment otherwise due under this subparagraph (2) to Mr. Rivello before the later of (A) January 1, 2009 or (B) the first day of the seventh month following the Participant’s separation from service shall be withheld and paid on such date.

(vii) In the case of a Participant who elects to participate in the Voluntary Retirement Incentive Program in the TWPC Retirement Benefits Schedule (including any associated benefits in any other benefit schedule or Retirement Plan attributable to the same program) whose election period ended in the second quarter of 2008 (the “2008 VRIP”), such Participant’s Supplemental Retirement Benefits shall be determined and paid in accordance with the modifications in this paragraph (vii). The terms of the Retirement Plans, including the 2008 VRIP, shall be used in determining the Participant’s Supplemental Retirement Benefits. The Participant’s Supplemental Retirement Benefits shall be paid as follows.

(1) The portion of the Supplemental Retirement Benefits attributable to the Enhanced Retirement Benefits (as described in the Notice of Voluntary Retirement Incentive Program, hereinafter referred to as the “Notice”) shall be paid in accordance with Section 3(b)(iv) hereof, provided however that if the earliest possible commencement date of the Enhanced Retirement Benefit in the Retirement Plans is earlier than the presumptive retirement date in Section 3(b)(iv) hereof, then the terms of payment of the monthly benefit described in this Section 3(a)(vii)(1) shall be modified as follows. First, the presumptive retirement shall be such earliest commencement date as specified in the Retirement Plans. Second, the actual commencement date shall be the later of (A) the first day of the seventh month following termination of employment, or (B) January 1, 2009. Notwithstanding the above, if the earliest possible commencement date of the Improved Retirement Benefit in the Retirement Plans is the same as the presumptive retirement date in Section 3(b)(iv) hereof, the actual commencement date shall not be earlier than January 1, 2009.

(2) The portion of the Supplemental Retirement Benefits attributable to the Special Retirement Incentive Payment (as described in the Notice) shall be paid in a single lump sum within 31 days after the Participant’s termination of employment under the 2008 VRIP (which, solely for this purpose shall not be “separation from service,” but, instead shall be termination of employment for purposes of the Retirement Plans) but in no event later than January 31, 2009.

(b) (i) Except as provided below, the Supplemental Retirement Benefits provided by this Plan shall be paid to the Participant (or to any beneficiary designated by him or her in accordance with the Retirement Plans, or to his or her Surviving Spouse if eligible for and receiving a spouse’s benefit under the Retirement Plans) concurrently with the payment of the benefits payable under the applicable Retirement Plan in which he or she was participating at the date of termination and/or in which he or she had a vested right on such date and shall be payable in the same form as such Retirement Plan benefits are being paid thereunder.

(ii) Notwithstanding the above, with respect to a Participant covered by the Cash Balance Pension provisions of The Retirement Plan for Washington Post Companies, the Kaplan Qualified Benefit or the Retirement Plan benefit, as applicable (and the Unrestricted Benefit if the Participant is not a Kaplan Key Employee), shall be a single life annuity that is actuarially equivalent to the lump sum benefit payable in the Retirement Plan, with such actuarial equivalent determined using the interest rate specified in § 417(e) of the Internal Revenue Code (as determined in the Retirement Plan) plus 2%. In the event the Supplemental Retirement Benefit commences prior to Normal Retirement Date or is payable in a form other than an annuity for the life of the former employee only, the Supplemental Retirement Benefit shall be actuarially adjusted in the same manner as are benefits payable under the Retirement Plan in which he or she was participating at the time of termination and/or in which he or she had a vested right on such date. The Committee may, however, in its sole discretion direct that the Supplemental Retirement Benefit payable with respect to a former employee be paid as an actuarially equivalent single sum payment; provided, that no such payment may be made prior to termination of Service or prior to the date that benefits may become payable under any of the Retirement Plans, or after January 1, 2005 and provided, further, that in determining actuarial equivalency of a single sum payment in cash, there shall be used the same actuarial assumptions as are applicable for the calculation of a single sum payment under the applicable Retirement Plan. Further notwithstanding the above and except in the case of a Kaplan Key Employee Participant, if a portion of the Participant’s benefit is determined in accordance with the Cash Balance Pension provisions of The Retirement Plan for Washington Post Companies, the benefits under the Supplemental Retirement Plan (to the extent determined under such Cash Balance provisions) will also be payable in a lump sum amount which shall be equal to his or her Supplemental Benefit Cash Balance Account as of the date of the lump sum payment. A Kaplan Key Employee Participant cannot receive the amount of his or her Supplemental Benefit in a lump sum regardless of his or her election to receive a lump sum payment in accordance with the Kaplan Cash Balance Retirement Benefits Schedule of The Retirement Plan for Washington Post Companies.

(iii) For purposes of the Supplemental Retirement Benefits provided by this Plan to be paid to a Kaplan Key Employee Participant (or to his or her Surviving Spouse if eligible for and receiving a spouse’s benefit under the Retirement Plans) with respect to his or her years of Service with Kaplan, Inc. or an affiliate of Kaplan, Inc., the Unrestricted Benefit or the Unrestricted Spouse’s Benefit shall be calculated as an annuity. If a Kaplan Key Employee Participant elects to receive a lump sum benefit from his or her Cash Balance Account under The Retirement Plan for Washington Post Companies, then the Supplemental Retirement Benefit for such Participant will be paid in the form of a single life annuity beginning at the same time the payment is commenced under The Retirement Plan for Washington Post Companies, but in no case prior to age 55.

(iv) Notwithstanding the above, effective January 1, 2008 the Supplemental Retirement Benefit shall be determined as if the benefit payable under the Retirement Plans is payable as a life annuity and actually commences on the “presumptive retirement date” which shall be the latest of the following dates: (i) the first day of the month on or after the date the Participant terminates employment; (ii) the first day of the month on or after the date the Participant attains age 55; or (iii) January 1, 2008. The Supplemental Retirement Benefit shall be determined as if it commenced on the presumptive retirement date, but the first payment shall be made no earlier than the first day of the seventh month following termination of employment (the “actual commencement date”), and on the actual commencement date, a number of monthly payments shall be made equal to the number of months from the presumptive retirement date to the actual commencement date, inclusive, with one monthly payment made on the first day of each month thereafter. The Supplemental Retirement Benefit shall be considered a series of separate payments for purposes of § 409A. The Supplemental Retirement Benefit shall be payable in the form of a life annuity, provided however that the Participant may elect, at any time prior to the presumptive retirement date, to have the Supplemental Retirement Benefit paid in the form of any other actuarially equivalent annuity that is permitted under the terms of the Retirement Plans, but only if such election is permitted by § 409A and the regulations thereunder.

(c) Notwithstanding (a) and (b) above, in the event any benefit in this Section 3 is payable in the form of an annuity, and the present value of such annuity as of the commencement date is less than $5,000, such benefit shall be paid in the form of a single lump sum equal to such present value on the date the annuity would otherwise commence. For purposes of this subsection (c), each annuity benefit (defined by the commencement date and form of annuity) shall be considered separately, and shall not be aggregated with any other benefit payable commencing on a different date or in a different form. The present value of the annuity benefit shall be determined using the actuarial assumptions in the definition of “Actuarial Equivalent” herein except that the present value of any benefit determined with respect to a Cash Balance account shall be the amount of such Cash Balance. This subsection (c) shall apply only so long as it is permissible under regulations or rulings under § 409A.

Section 4. Supplemental Savings Plan Benefits.

(a) In the event that the Actual Salary of an Executive Participant designated as eligible to receive benefits under this Section 4 for 1989 or any subsequent Plan Year exceeds the 401(a)(17) Limitations for such Plan Year, such Executive Participant shall be eligible to make additional salary reduction contributions under this Plan and receive a Supplemental Savings Award under this Plan for such Plan Year; provided, that such Executive Participant is then participating in his or her employer’s Savings Plan and, as of the last day of the prior Plan Year (and without regard to any subsequent election to the contrary), has elected to make, for the Plan Year, (i) the maximum allowable basic, matchable tax-deferred contributions to such Savings Plan and (ii) the maximum allowable after-tax contributions which can result in a matching employer contribution, as permitted under such Savings Plan, after taking into account the application of the non-discrimination rules of Sections 401(k) and (m) of the Internal Revenue Code for such Plan Year. In order to compute the amount of such Supplemental Savings Award, a determination will be made of the dollar amount of contributions the Executive Participant is able to make to his or her employer’s Savings Plan which result in matching employer contributions for such Executive Participant under the terms of such Savings Plan. This dollar amount will then be expressed as a percentage (the “Applicable Percentage”) of the amount of compensation which can be recognized for purposes of the Savings Plan under Section 401(a)(17) of the Internal Revenue Code for the then-current Plan Year. Prior to the beginning of each Plan Year, the Executive Participant will be provided with the opportunity to elect to irrevocably defer under this Plan the Applicable Percentage (or any whole lower percentage) of the Executive Participant’s Actual Salary earned in excess of the 401(a)(17) Limitations for such Plan Year. Such a salary reduction is referred to as a “Supplemental Basic Contribution.” In the event that an Executive Participant elects to make a Supplemental Basic Contribution under this Plan such individual will receive a Supplemental Savings Award under this Plan in the form of (i) a matching contribution equal to the product of the Executive Participant’s Supplemental Basic Contribution times the matching employer contribution percentage under the terms of the applicable Savings Plan and (ii) to the extent such Participant’s employer makes an unmatched contribution to the applicable Savings Plan on behalf of such Participant, a contribution equal to the difference between the amount of such unmatched contribution actually made under such Savings Plan on behalf of such Participant and the amount of such unmatched contribution such Participant would have received under such Savings Plan if the 401(a)(17) Limitations had not been in effect (the “Supplemental Savings Award”). The Supplemental Savings Award for any Plan Year shall be made as of the first day of the following year.

(b) The amount of an Executive Participant’s supplemental savings plan benefits under this Plan shall be the aggregate amount of the Supplemental Savings Awards and the Supplemental Basic Contributions together with investment credits accrued thereon (the “Supplemental Savings Account”). Investment credits shall be credited on the amount of an Executive Participant’s Supplemental Savings Account at the end of such Plan Year or on such other basis as may be approved by the Committee in accordance with the Executive Participant’s Investment Election.

In the event an Executive Participant fails to complete a valid Investment Election, his or her Supplemental Savings Account will be credited with the investment credit amounts equivalent to the rates of return generated by the money market option under the Company’s 401(k) plan.

(c) The Compensation Committee shall establish the investment credit factors that will be available in any Plan Year.

(d) Supplemental Savings Awards and the investment credits thereon shall be fully vested and, except as provided in Section 7 hereof, nonforfeitable.

(e) No withdrawal of funds in an Executive Participant’s Supplemental Savings Account for hardship or any other reason may be made while an Executive Participant remains employed by the Company or an Affiliate. The Supplemental Savings Account shall be paid in cash on the first day of the seventh month following termination of Service.

(f) An Executive Participant shall designate a beneficiary to receive the unpaid portion of his or her Supplemental Savings Account in the event of his or her death. The designation shall be made in a writing filed with the Committee on a form approved by it and signed by the Executive Participant. If no effective designation of beneficiary shall be on file with the Committee when supplemental savings benefits would otherwise be distributable to a beneficiary, then such benefits shall be distributed to the Surviving Spouse of the Executive Participant or, if there is no Surviving Spouse, to his or her estate.

(g) Special provisions for participants who are suspended in the Savings Plans. This subsection shall apply only to an Executive Participant designated as eligible to receive benefits under this Section 4 who is suspended in the applicable Savings Plan for a portion of a Plan Year because the Executive Participant has less than one year of service at the start of such Plan Year. Such an Executive Participant shall be eligible to make salary reduction contributions under this Plan and receive a Supplemental Savings Award under this Plan for such Plan Year based on the Executive Participant’s entire Actual Salary regardless of whether it exceeds the 401(a)(17) Limitations.

Section 5. Funding. Benefits under this Plan shall not be funded in order that the Plan may be exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA. The Committee shall maintain records of Supplemental Savings Accounts and records for the calculation of supplemental retirement benefits.

Section 6.

(a) Administration. This Plan shall be administered by the Committee. All decisions and interpretations of the Committee shall be conclusive and binding on the Company, and the Participants. The Plan may be amended or terminated by the Compensation Committee of the Board of Directors of the Company at any time and any Participant may have his or her designation as such terminated by the Committee at any time; provided, however, that no such amendment or termination or change in designation shall deprive any Participant of supplemental retirement or savings benefits accrued to the date of such amendment or termination.

(b) Claims Procedure. If a Participant or Beneficiary (“Claimant”) has a complaint about the Plan’s operation or about Plan benefits, the Claimant has the right to have the complaint reviewed by the Committee. All complaints and claims for benefits must be submitted in writing. All such complaints must be submitted within the “applicable limitations period.” The “applicable limitations period” is two years, beginning on the earlier of (i) the date on which the payment was made, or (ii) for all other claims, the date on which the action complained or grieved of occurred.

If a Claimant has applied for a benefit under the Plan and that claim as been denied, in whole or in part, the Claimant has the right to a review of the denial.

Within 60 days after a claim is received, the Claimant will be notified in writing by the Committee of its decision. If special circumstances require an extension of up to 60 additional days of time for processing, the Committee will provide written notice of the extension prior to the expiration of the initial 60-day period. If the claim is denied or partially denied, the written notice will outline:

•	The specific reasons for the denial,

•	The provisions of the Plan on which the denial is based,

•	The procedures for having the request reviewed, and

•	Additional information needed to process the request and an explanation of why this information is necessary.

The Claimant may ask for a review of the denied request within 60 days after receipt of the notice of denial. If an appeal is not filed within this 60-day period, an appeal cannot be filed at a later date, nor shall any other remedy be available.

To appeal a denial a Claimant must request a review by the Committee, or an appeals committee appointed by the Committee. Any such request must be in writing and include:

•	The reasons that support the claim,

•	The reasons the claim should not have been denied,

•	All written evidence that supports the claim, and

•	Any other appropriate issues or comments.

The appeal must include all documentary evidence necessary to support the claim and must state the reasons that the Claimant is eligible for the benefit claimed. The appeals committee will make its decision based on the record and the arguments that presented, including any evidence presented in the initial claim.

A Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant to a claim. If this information is requested in order to perfect an appeal, or to file a claim, and there is a delay in providing it, the applicable time limits will be extended by the period of the delay. A Claimant may also request in writing that copies of the Plan document be made available for examination.

The Committee normally will reach a decision no later than 60 days after it receives a request for review. If needed, the Committee will send a written notice of an extension of this period of up to 60 additional days. The Committee’s decision will be in writing and will include specific reasons for the decision and references to the Plan provisions that apply.

Legal action may not be brought against the Committee or the Company without first pursuing this claims procedure. Any legal action to recover a benefit under this Plan must be filed within one year of the Committee’s decision on appeal. Failure to file suit within this time period will extinguish any right to benefits under the Plan.

(c) Recovery of Payroll Taxes and Other Amounts. In the event that the Company pays the employee portion of any FICA or payroll tax, or any other amount with respect to benefits under this Plan, that should have been paid by the Participant or should have been reimbursed to the Company by the Participant, the following rules shall apply. The Company shall make a diligent effort to collect such amount from the Participant, consistent with the amount involved and the likelihood of success (specifically, the

Company shall not be required to expend an amount in such collection effort that is disproportionate to the amount anticipated to be collected). If the Company is not successful in such collection effort, the Company shall collect (or “offset”) such amount out of the next future benefits to be paid to the Participant. Any such offset shall not affect the amount reported to the IRS or any other taxing authority as taxable benefits paid to the Participant. By way of clarification of the preceding sentence, the amount reported as a taxable distribution to the Participant on any date shall be the amount that would have been distributed to the Participant on such date had there been no offset.

(d) Administrative Amendments. The Company acting through any officer may amend this Plan without prior approval of the Compensation Committee of the Board of Directors provided such amendment (i) is for the purpose of compliance with § 409A or any other applicable law, or the avoidance of any legal penalty or excise tax, or for the purpose of reducing the administrative burden of the Plan on the Company, and (ii) such amendment does not increase the cost of the Plan to the Company; and (iii) such amendment does not materially affect benefits payable from the Plan. An amendment shall not be considered to materially affect benefits payable from the Plan if the only changes are changes in time and form of payment that are required by law, or minor changes in time and form of payment permitted under § 409A. The Company shall not, without the consent of the Compensation Committee of the Board of Directors, amend the Plan so as to increase the ability of officers of the Company to amend the Plan.

Section 7. Loss of Benefits. Notwithstanding any other section of this Plan, if a Participant is discharged by the Company or an Affiliate because of conduct that the Participant knew or should have known was detrimental to legitimate interests of the Company or its Affiliates, dishonesty, fraud, misappropriation of funds or confidential, secret or proprietary information belonging to the Company or an Affiliate or commission of a crime, such Participant’s rights to any benefits under this Plan shall be forfeited; except that such Participant shall be entitled to receive the aggregate amount of his or her Supplemental Basic Contributions, without any investment credits, in such event.

Section 8. Nonassignability. No Participant, or beneficiary shall have the right to assign, pledge or otherwise dispose of any benefits payable to him or her hereunder nor shall any benefit hereunder be subject to garnishment, attachment, transfer by operation of law, or any legal process, other than a qualified domestic relations order (as defined in § 414(p) of the Internal Revenue Code.

Section 9. Limitation of Liability. The Company’s sole obligation under this Plan is to pay the benefits provided for herein and neither the Participant nor any other person shall have any legal or equitable right against the Company, an Affiliate, the Boards of Directors thereof, the Committee or any officer or employee of the Company or an Affiliate other than the right against the Company to receive such payments from the Company as provided herein.

Section 10. Special Grandfathering Rules for Certain Participants. With respect to individually designated grandfathered Participants, the portion of such Participant’s benefit under Section 3 or Section 4 hereof that was accrued and not subject to a substantial risk of forfeiture as of December 31, 2004, plus any investment earnings thereon, shall be payable under the terms of the Plan in effect before January 1, 2005. Individually designated grandfathered Participants shall include John Hockenberry and Diana Daniels.

Section 11. Use of Masculine and Feminine; Singular and Plural. Wherever used in this Plan, the masculine gender will include the feminine gender and the singular will include the plural, unless the context indicates otherwise.

IN WITNESS WHEREOF, the Company has caused this amendment and restatement of the Plan to be adopted by action of the Compensation Committee of the Board of Directors on this      day of September, 2008.

THE WASHINGTON POST COMPANY

By:

Title:

Statement of Amendment Number One

To

The Washington Post Company

Supplemental Executive Retirement Plan

The Washington Post Company Supplemental Executive Retirement Plan, as amended and restated September 2008 (the “Plan”), is hereby amended as follows:

1.

Section 3(a)(i) is amended by adding the following new paragraph at the end thereof:

Notwithstanding the foregoing, in the case of a person who becomes a participant in this Plan after December 31, 2009, the Unrestricted Benefit and the Unrestricted Spouse’s Benefit shall (except for purposes of vesting) be computed taking into account only service and compensation earned while a participant in this Plan.

2.

Section 3(a) is amended by adding the following new paragraph (viii) at the end thereof:

(viii) In the case of a Participant who elects to participate in the Voluntary Retirement Incentive Program in the TWPC Retirement Benefits Schedule (including any associated benefits in any other benefit schedule or Retirement Plan attributable to the same program) whose election period ended in June 2009 (the “2009 VRIP”), such Participant’s Supplemental Retirement Benefits shall be determined and paid in accordance with the modifications in this paragraph (viii). The terms of the Retirement Plans, including the 2009 VRIP, shall be used in determining the Participant’s Supplemental Retirement Benefits. The Participant’s Supplemental Retirement Benefits shall be paid as follows.

(1) The portion of the Supplemental Retirement Benefits attributable to the Enhanced Retirement Benefits (as described in the Notice of Voluntary Retirement Incentive Program for Certain Exempt Employees, hereinafter referred to as the “Notice”) shall be paid in accordance with Section 3(b)(iv) hereof, provided however that if the earliest possible commencement date of such benefits in the Retirement Plans is earlier than the presumptive retirement date in Section 3(b)(iv) hereof, then the terms of payment of the monthly benefit described in this Section 3(a)(viii)(1) shall be modified as follows. First, the presumptive retirement date shall be such earliest commencement date as specified in the Retirement Plans. Second, the actual commencement date shall be the first day of the seventh month following termination of employment, or the presumptive retirement date if later.

(2) The portion of the Supplemental Retirement Benefits attributable to the Special Retirement Incentive Payment (as described in the Notice) shall be paid in a single lump sum within 31 days after the Participant’s termination of employment under the 2009 VRIP (which, solely for this purpose shall not be “separation from service,” but instead shall be termination of employment for purposes of the Retirement Plans) but in no event later than January 31, 2010.

*****

The foregoing amendments to the Supplemental Executive Retirement Plan are hereby adopted, approved, ratified and confirmed on this 18th day of December, 2009.

THE WASHINGTON POST COMPANY

By:
Ann L. McDaniel
Senior Vice President